Exhibit 3.1

EXEMPTED Company Registered and

filed as No. 372656 On 09-Mar-2021

Assistant Registrar

Dated 09 March 2021

Companies Act (Revised)

Company Limited by Shares

Cedarlake Acquisition Corp.

MEMORANDUM OF ASSOCIATION

Auth Code: F58380973427

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EXEMPTED Company Registered and

filed as No. 372656 On 09-Mar-2021

Assistant Registrar

Companies Act (Revised)

Company Limited by Shares

Memorandum of Association

of

Cedarlake Acquisition Corp.

1	The name of the Company is Cedarlake Acquisition Corp..

2

The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3

The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4

The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27(2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5

Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

6	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

7

The authorised share capital of the Company is US$17,100 divided into 1,000,000 Preference Shares of par value US$0.0001 each, 150,000,000 Class A Ordinary Shares of par value US$0.0001 each and 20,000,000 Class B Ordinary Shares of par value US$0.0001 each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced): 2

Auth Code: F58380973427

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EXEMPTED Company Registered and

filed as No. 372656 On 09-Mar-2021

Assistant Registrar

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

8

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Auth Code: F58380973427

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EXEMPTED Company Registered and

filed as No. 372656 On 09-Mar-2021

Assistant Registrar

We, the subscriber to this memorandum of association, wish to be formed into a company pursuant to this memorandum; and we agree to take the number of shares in the capital of the Company shown opposite our name in the table below.

Dated 09 March 2021

Name and address of Subscriber	Number of share taken	Signature
Ogier Global Subscriber (Cayman)	1 Class B
Limited	Ordinary
89 Nexus Way		per:	/s/ Brad Conolly
Camana Bay		Name: Brad Conolly
Grand Cayman, KY1-9009		Authorised Signatory
Cayman Islands

Witness to above signature
/s/ Edward Baker
Name: Edward Baker

Ogier Global (Cayman) Limited
89 Nexus Way
Camana Bay
Grand Cayman, KY1-9009
Cayman Islands

Occupation: Administrator

Auth Code: F58380973427

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